INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of November 25, 2024 (the “Effective Date”), by and between Causeway Capital Management LLC, a Delaware limited liability company located at 11111 Santa Monica Blvd, 15th Floor, Los Angeles, CA 90025 (the “Sub-Advisor”), the investment sub-advisor for the Fund, and Envestnet Asset Management, Inc., a Delaware corporation located at 35 East Wacker Drive, Suite 2400, Chicago, Illinois 60601 (the “Advisor”), the investment advisor for the Fund.

WHEREAS, Trust for Professional Managers, a Delaware statutory trust located at 615 East Michigan Street, Milwaukee, Wisconsin 53202 (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the ActivePassive International Equity ETF (the “Fund”) is a separate series of the Trust having separate assets and liabilities;

WHEREAS, the Advisor and the Sub-Advisor are each engaged in the business of rendering investment advice;

WHEREAS, the Advisor and Sub-Advisor are each registered as investment advisors under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Trust, on behalf of the Fund, has retained the Advisor to render investment management services to the Fund;

WHEREAS, the Advisor currently provides investment management services to the Fund pursuant to an interim investment advisory agreement dated as of November 25, 2024, between the Trust, on behalf of the Fund, and the Advisor (the “Interim Investment Advisory Agreement”);

WHEREAS, the Trust’s Board of Trustees, on behalf of the Fund, has approved an investment advisory agreement (the “Investment Advisory Agreement,” and together with the Interim Investment Advisory Agreement, the “Investment Advisory Agreements”) with the Advisor which will supersede the Interim Investment Advisory Agreement and take effect upon approval of the Investment Advisory Agreement by shareholders of the Fund;

WHEREAS, the Investment Advisory Agreements allow the Advisor to delegate certain of its responsibilities under the Investment Advisory Agreements to others; and

WHEREAS, the Advisor seeks to delegate certain of its responsibilities under the Investment Advisory Agreements to the Sub-Advisor pursuant to this Agreement.

NOW THEREFORE, it is agreed among the parties hereto as follows:

1.APPOINTMENT OF SUB-ADVISOR.

(a)Acceptance. The Sub-Advisor is hereby appointed and the Sub-Advisor hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to that portion of the Fund’s portfolio designated by the Advisor (the

“Portfolio”) using its international value ADR strategy or such other strategy as agreed to by Sub-Advisor in writing.

(b)Independent Contractor. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)The Sub-Advisor’s Representations. The Sub-Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

The Sub-Advisor represents, warrants and agrees that it is registered as an investment adviser under the Advisers Act. The Sub-Advisor will promptly notify the Advisor of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Advisor shall conduct its operations at all times in material conformance with the Advisers Act, the 1940 Act, and any other applicable state and/or self-regulatory organization regulations.

The Sub-Advisor shall use its best judgment and efforts in rendering investment advice and related sub-advisory services to the Fund as contemplated by this Agreement.

The Sub-Advisor shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

The Sub-Advisor maintains errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Advisor and the Trust (i) of any material reductions in or termination of its insurance policies or insurance coverage or (ii) if any material claims are made on its insurance policies that would materially adversely affect Sub-Adviser's ability to perform services under this Agreement.

The Sub-Advisor has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Advisor and the Trust with a copy of such code of ethics. On at least an annual basis, the Sub-Advisor will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Advisor that the Sub-Advisor and its access persons have complied with the Sub-Advisor’s code of ethics, and (ii) identifying any material violations that have occurred. Upon reasonable notice from and the reasonable request of the Advisor, the Sub-Advisor shall permit the Advisor, its employees and its agent to examine the reports required to be made by the Sub-Advisor pursuant to Rule 17j-1.

The Sub-Advisor has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Advisor, its employees, officers, and agents. Upon reasonable notice to and reasonable request, the Sub-Advisor shall provide the Advisor with access to the records relating to such policies and procedures as they relate to the Portfolio. The Sub-Advisor will also provide, at the reasonable request of the Advisor, periodic certifications, in a form reasonably acceptable to the Advisor, attesting to such written policies and procedures.

(d)The Advisor’s Representations. The Advisor represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement.

The Advisor further represents, warrants and agrees that it has the authority under the Investment Advisory Agreements to appoint the Sub-Advisor.

The Advisor further represents and warrants that it has received a copy of Sub-Advisor’s Form ADV Part 2A and Part 2B.

2

The Advisor has provided the Sub-Advisor with the Fund’s most current prospectus and statement of additional information contained in the Trust’s registration statement (collectively, the “Prospectus”) and the Trust’s Code of Ethics and instructions, policies and directions of the Trustees pertaining to the Advisor and the Fund, as in effect from time to time. The Advisor shall promptly furnish to the Sub-Advisor copies of all material amendments or supplements to the foregoing documents.

The Advisor will provide timely information to the Sub-Advisor regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash allocated for investment in the Portfolio.

The Advisor will timely provide the Sub-Advisor with copies of monthly accounting statements for the Fund, and such other information as may be reasonably necessary or appropriate in order for the Sub-Advisor to perform its responsibilities hereunder.

The Sub-Advisor is not responsible for taking action on bankruptcy, class action or other securities litigation claims affecting Portfolio assets or for monitoring such proceedings.

(e)Plenary authority of the Board of Trustees. The Sub-Advisor and Advisor both acknowledge that the Fund is an investment company that operates as a series of the Trust under the authority of the Trust’s Board of Trustees (the “Board of Trustees”).

2.PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

Within the framework of the fundamental policies, investment objectives, and investment restrictions of the Fund, and subject to the supervision and review of the Advisor and the Board of Trustees, the Sub-Advisor shall have the sole and exclusive responsibility for the making of all investment decisions for the Portfolio, including purchase, retention and disposition of securities, in accordance with the Fund’s fundamental policies, investment objectives, and investment restrictions as stated in the Prospectus.

The Advisor shall determine the portion of the Fund’s assets to be allocated to the Portfolio. The Advisor has the right at any time to reallocate the portion of the Fund’s assets allocated to the Portfolio pursuant to this Agreement if the Advisor deems such reallocation appropriate.

For the purpose of complying with Rule 10f-3(a)(5)(ii), Rule 12d3-1(c)(3)(ii), Rule 17a- 10(a)(2) and Rule 17e-1(d)(2) under the 1940 Act, the Sub-Advisor hereby agrees that: (i) with respect to transactions in securities or other assets for the Fund, it will not consult with any other sub-advisor to the Fund, or with any sub-advisor that is principal underwriter for the Fund or an affiliated person of such principal underwriter; (ii) with respect to transactions in securities or other assets for the Fund, it will not consult with any sub-advisor to a separate series of the Trust for which the Advisor serves as investment advisor (each, an “ActivePassive ETF,” and together, the “ActivePassive ETFs”), or with any sub-advisor to an ActivePassive ETF that is a principal underwriter to an ActivePassive ETF or an affiliated person of such principal underwriter; and (iii) its responsibility in providing investment advisory services to the Fund shall be limited solely to the Portfolio. Advisor agrees to furnish Sub- Advisor with a current list of sub-

3

advisors to the ActivePassive ETFs and to update such list if there are any changes to the sub-advisors to the ActivePassive ETFs.

The Sub-Advisor will, at its own expense:

4

(a)furnish the Advisor or the Board of Trustees with evaluations, opinions, research, economic and statistical data in connection with the Fund’s investments, investment policies and investment policy decisions as the Advisor or the Board of Trustees may reasonably request;

(b)submit such reports and information as the Advisor or the Fund may reasonably request to assist the Fund’s custodian (the “Custodian”), valuation provider, administrator or fund accounting agent, in its or their determination of the market value of securities held in the Fund;

(c)place orders for purchases and sales of portfolio investments for the Portfolio;

(d)give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Portfolio;

(e)maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Sub-Advisor, to the extent not maintained by the Advisor or another agent of the Fund, and the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request;

(f)as soon as practicable after the close of business each day but no later than 5:00
p.m. Eastern time the following business day, provide the Custodian with a trade file of transactions effected for the Portfolio, provide copies to the Advisor upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(g)as soon as practicable following the end of each calendar month, provide the Advisor with written statements showing all transactions effected for the Portfolio during the month, a summary listing all investments held in the Portfolio as of the last day of the month, and such other information as the Advisor may reasonably request in connection with any accounting services that the Advisor or its agents provide for the Portfolio. Advisor acknowledges that Sub-Advisor and Custodian or the Fund’s accounting agent may use different pricing vendors, which may result in valuation discrepancies;

(h)absent specific instructions to the contrary provided to it by the Advisor, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Portfolio in accordance with the Sub-Advisor’s proxy voting policy as most recently provided to the Advisor. The Sub-Advisor shall use its good faith judgment in a manner which it reasonably believes best serves the interests of the Fund’s shareholders to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Portfolio. The Sub-Advisor’s obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials, which the Advisor shall cause to be forwarded to the Sub- Advisor. The Sub-Advisor further agrees that it will provide the Board of Trustees, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format that shall comply with the 1940 Act. Upon

5

reasonable request, the Sub-Advisor shall provide the Advisor with all proxy voting records relating to the Portfolio, including but not limited to those required by Form N-PX. Upon request of the Advisor, the Sub-Advisor will also provide an annual certification, in a form reasonably acceptable to the Advisor, attesting to the accuracy and completeness of such proxy voting records;

(i)upon request, inform the Advisor and the Board of Trustees of material changes in investment strategy or tactics or in key personnel;

(j)furnish to the Board of Trustees such information as may reasonably be requested by the Board of Trustees under Section 15(c) of the 1940 Act to evaluate this Agreement or any proposed amendments hereto for the purpose of casting a vote pursuant to Section 7 hereof;

(k)notify the Advisor of any material changes in the managing membership of the Sub-Adviser or its parent within a reasonable time prior to such changes; and

(l)provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) thereunder, and Rule 38a-1 of the 1940 Act. Such assistance shall include, but not be limited to, (i) certifying periodically, upon the reasonable request of the Trust, that it is in compliance with all applicable “federal securities laws,” as required by Rule 38a-1(e)(1) under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Trust to evaluate the effectiveness of its compliance controls; (iii) providing the Trust’s chief compliance officer with direct access to its compliance personnel upon reasonable request; (iv) providing the Trust’s chief compliance officer with periodic reports; and (v) promptly providing special reports to the Trust’s chief compliance officer in the event of any material violations of its compliance policies that affect the Trust or the Fund.

3.ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Advisor specifically agrees that the Fund shall assume the expense of:

(a)brokerage commissions for transactions in the portfolio investments of the Fund and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

(b)custodian fees and expenses;

(c)all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Fund to federal, state or other government agencies; and

(d)interest payable on any Fund borrowings.

6

The Sub-Advisor specifically agrees that with respect to the operation of the Fund, the Sub-Advisor shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary for the performance of investment management services for the Portfolio, and (ii) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Sub-Advisor, including any expenses of a proxy solicitation due to a change of control of the Sub-Advisor. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Advisor in the Investment Advisory Agreements or any other agreement to which they are parties.

4.SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Advisor shall pay to the Sub-Advisor a fee (for the payment of which the Fund shall have no obligation or liability), based on the Current Net Assets of the Portfolio (as defined below), as set forth in Schedule A attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Portfolio’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.

5.PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of the assets of the Portfolio, the Sub- Advisor is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Portfolio and to use all reasonable efforts to obtain the best available price and most favorable execution under the circumstances with respect to all such purchases and sales of portfolio securities for said Portfolio, taking into account all relevant factors. The Sub-Advisor shall maintain records adequate to demonstrate compliance with the requirements of this section. Subject to the policies as the Board of Trustees may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Advisor shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Sub-Advisor, and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub-Advisor shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

The Advisor authorizes and empowers the Sub-Advisor to direct the Custodian to open and maintain brokerage accounts for securities and other property, including, but not limited to, financial and commodity futures and options thereon (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Sub-Advisor shall select as provided above. The Sub-Advisor may, using such of the securities and other property in the Portfolio as the Sub-Advisor deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Advisor deems desirable or appropriate. The Sub-Advisor shall cause all securities and other property purchased or sold for the Fund to be

7

settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian. The Sub-Advisor shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to affect such purchases and sales.

The Sub-Advisor further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Advisor may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Advisor shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Advisor except as expressly provided herein.

6.LIABILITY; STANDARD OF CARE.

The Sub-Advisor, its affiliates, agents and employees, shall be indemnified by the Advisor against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

(a)arising from the Fund’s or the Advisor’s directions to the Sub-Advisor or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b)arising from the acts or omissions of the Advisor, the Custodian or the Fund, their respective affiliates, agents or employees;

except for any such liability or loss which is due to the negligence, willful misconduct, or lack of good faith of the Sub-Advisor, its affiliates, agents and employees, or the Sub-Advisor’s reckless disregard of its duties and obligations. The Sub-Advisor shall also be without liability hereunder for any action taken or omitted by it in good faith and without negligence.

The Sub-Advisor shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall comply with the investment policies, guidelines and restrictions of the Fund; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

The Sub-Advisor shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

7.TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)This Agreement shall be effective as to the Fund as of the date first set forth above, and shall remain in effect for an initial term of two (2) years thereafter, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person (or in another manner permitted by the

8

1940 Act or pursuant to exemptive relief therefrom) at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

(b)This Agreement may be terminated by the Trust, on behalf of the Fund, at any time without payment of any penalty, by the Board of Trustees, by the Advisor, or by vote of a majority of the outstanding voting securities of the Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Advisor, and by the Sub-Advisor upon sixty (60) days’ written notice to the Fund and the Advisor. In the event of a termination, the Sub-Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Advisor, transfer any and all books and records of the Fund maintained by the Sub-Advisor on behalf of the Fund.

(c)This Agreement shall terminate automatically in the event of any assignment thereof, as defined in the 1940 Act and rules and regulations thereunder.

(d)This Agreement will also terminate in the event that, with respect to the Fund: (i) the term of the Interim Investment Advisory Agreement expires and shareholders of the Fund have not approved the Investment Advisory Agreement; (ii) the Interim Investment Advisory Agreement is terminated other than based on approval of the Investment Advisory Agreement by the Board of Trustees of the Trust and shareholders of the Fund; (iii) shareholders of the Fund approve the Investment Advisory Agreement but the Investment Advisory Agreement does not take effect; or (iv) the Investment Advisory Agreement is terminated.

8.SERVICES NOT EXCLUSIVE.

The services of the Sub-Advisor to the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Advisor and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.

9.AGGREGATION OF ORDERS.

Nothing in this Agreement shall preclude the combination of orders for the sale or purchase of securities of the Portfolio with those for other accounts managed by the Sub-Advisor or its affiliates. When a security proposed to be purchased or sold for the Portfolio is also to be purchased or sold for other accounts managed by the Sub-Advisor at the same time, the Sub- Advisor may aggregate such orders and shall allocate such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account being systematically preferred over any other account over time.

10.NO BORROWING.

The Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit. For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

11.CONFLICTS WITH TRUST’S GOVERNING DOCUMENTS AND APPLICABLE LAWS.

9

Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Amended and Restated Declaration of Trust, Amended and Restated By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust and Fund. In this connection, the Sub-Advisor acknowledges that the Trustees retain ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of shareholders.

12.AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties.

13.NONPUBLIC PERSONAL INFORMATION.

Advisor agrees that it shall not provide Fund shareholder or Nonpublic Personal Information to Sub-Advisor. Notwithstanding any provision herein to the contrary, if Nonpublic Personal Information is received, the Sub-Advisor hereto agrees on behalf of itself and its directors, trustees, managers, members, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Advisor. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities. Sub-Advisor may use Advisor’s or the Fund’s name on its list of clients used in marketing materials upon advance written notice to Advisor.

14.ANTI-MONEY LAUNDERING COMPLIANCE.

The Sub-Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Advisor agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Advisor, now and in the future. The Sub-Advisor further agrees to provide to the Trust and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub- Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

15.NOTICES.

10

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISOR:
Envestnet Asset Management, Inc.
35 East Wacker Drive
Suite 2400
Chicago, IL 60601
Attention: General Counsel

SUB-ADVISOR:
Causeway Capital Management LLC
11111 Santa Monica Blvd, 15th Floor
Los Angeles, CA 90025
Attn: General Counsel

FUND:
Trust for Professional Managers
On behalf of the ActivePassive International Equity ETF
615 East Michigan Street, 3rd Floor
Milwaukee, WI 53202
Attention: Secretary

16.GOVERNING LAW.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

17.MISCELLANEOUS.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

18.ENTIRE AGREEMENT AND AMENDMENTS.

This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto except as otherwise noted herein. No material amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of the Fund unless such shareholder approval would

11

not be required under applicable interpretations by the staff of the SEC, and by the vote of a majority of the Trustees who are not parties to this Agreement nor interested persons thereof, cast in person (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom) at a meeting called for the purpose of voting on such approval). This Agreement shall apply with respect to the series identified in Schedule A, as it may be modified from time to time and shall not affect any other series of the Trust.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

By:

Causeway Capital Management LLC

By: /s/ Gracie V. Fermelia

Name: Gracie V. Fermelia

Title: Chief Operating Officer

Envestnet Asset Management, Inc.

By: /s/ Gregory A. Classen

Name: Gregory A. Classen

Title: Principal Director, Portfolio Management

12

SCHEDULE A

SUB-ADVISOR FEE SCHEDULE

Series of Trust for Professional Managers	Annual Fee Rate as a Percentage of Current Net Assets of the Portfolio
ActivePassive International Equity ETF	0.35%

13